Exhibit (a)(1)(K)

Tokyo Electron Limited Completes Acquisition of FSI International, Inc.

Tokyo, Japan, October 11, 2012 - Tokyo Electron Limited (“Tokyo Electron”; Headquarters: Tokyo; President and CEO: Hiroshi Takenaka) (TSE: 8035) announced earlier today that the tender offer by Tokyo Electron’s wholly-owned subsidiary, RB Merger Corp., for all outstanding shares of common stock of FSI International, Inc. (“FSI”; Headquarters: Chaska, Minnesota, USA; Chairman and CEO: Donald Mitchell) (NASDAQ: FSII) for $6.20 in cash for each share of FSI common stock was successfully completed. Shortly after accepting for payment all shares tendered in the offer, RB Merger Corp. consummated the short-form merger and FSI became an indirect wholly-owned subsidiary of Tokyo Electron.

“It is our pleasure to announce the successful consummation of the transaction with FSI. We welcome FSI employees to the Tokyo Electron family, and look forward to providing FSI’s customers with world class service,” said Hiroshi Takenaka, President and CEO of Tokyo Electron. “The acquisition of FSI will greatly expand Tokyo Electron’s surface preparation product and application portfolio, enabling us to better meet our customers’ demands for innovative solutions.”

Profile of the new company:

Company name: TEL FSI, Inc.

Representative: Chairman Kenji Washino, President Donald Mitchell

Address: 3455 Lyman Boulevard, Chaska, MN, U.S.A.

Shareholder composition: Tokyo Electron U.S. Holdings, Inc. 100%

About Tokyo Electron

Tokyo Electron Limited, established in 1963, is a leading supplier of innovative semiconductor and FPD production equipment worldwide. Product lines include coater/developers, oxidation/diffusion furnaces, dry etchers, CVD systems, surface preparation systems, gas cluster ion beam technologies, and test systems. To support this diverse product base, Tokyo Electron has strategically located research & development, manufacturing, sales, and service locations all over the world. Tokyo Electron is a publicly held company listed on the Tokyo Stock Exchange. More information about Tokyo Electron is available at www.tel.com.

Contact:

Public Relations Group, Tokyo Electron Ltd.

telpr@tel.com